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                                                                       EXHIBIT 3


                             STOCK OPTION AGREEMENT

         This STOCK OPTION AGREEMENT (the "Agreement") made and entered into this 11th day of October, 1999 by and between HCC INSURANCE HOLDINGS, INC. ("Parent"), a Delaware corporation, and THE CENTRIS GROUP, INC. (the "Company"), a Delaware corporation.

         WHEREAS, Parent, Merger Sub of Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the "Merger Subsidiary"); and the Company have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") whereby Parent through Merger Subsidiary will acquire the Company at a price of $12.50 per share in cash; and

         WHEREAS, Parent and the Company wish to enter into this Stock Option Agreement whereby Parent will be granted a stock option pursuant to the terms hereof to acquire shares of common stock $.01 par value together with attached rights to purchase shares (the "Common Stock") of the Company.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises set forth herein and other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Grant of Option. The Company hereby grants to Parent an option (the "Option") to purchase, subject to the terms hereof, 2,327,797 shares of Common Stock of the Company (the "Option Shares") equal to approximately 19.9% of the shares of Common Stock issued and outstanding as of the date hereof, at a price per share of $12.50 (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Company's issued and outstanding shares of Common Stock (without giving effect to any Option Shares subject to or issued pursuant to this Option). The number of Option Shares of Common Stock that may be received upon the exercise of the Option and the Option Price are, subject to adjustment as set forth at Section 5. The Option shall be nontransferable, except as expressly provided herein. The Option shall become exercisable and may be exercised in whole, or in part, at any time and from time to time, until the expiration of the Option as provided herein. The Option shall only be exercisable if, at any time after the date hereof and prior to the expiration of the Option, the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal or Superior Acquisition Proposal (as defined in the Merger Agreement). The Option shall expire at 11:59 p.m. California time on the earlier of the fifth Business Day after the Acquisition Proposal or Superior Acquisition Proposal is terminated or December 31, 2000.

         2. Exercise of Option. Upon exercise of all or any part of the Option, Parent shall pay the aggregate exercise price attributable to such exercise to the Company by certified or official bank check or by wire transfer of funds.


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         3. Option Shares; Certificates. The Option Shares acquired upon exercise of the Option shall be validly issued, fully paid and nonassessable and the certificate or certificates evidencing the Option Shares shall constitute good delivery, shall be registered in the name of Parent and shall bear the legend:

         "The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred except in compliance with that Act. The transfer of the shares represented by this certificate are further subject to certain provisions of an agreement between the registered holder hereof and The Centris Group, Inc. A copy of such agreement is on file at the principal office of The Centris Group, Inc. and will be provided to the holder hereof without charge upon receipt by The Centris Group, Inc. of a written request therefor."

         It is understood and agreed that: (i) the reference to the transfer restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Parent shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel, in form and substance reasonably satisfactory to the Company; and (iii) the legend shall be removed in its entirety if the conditions in the preceding subsections (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

         4. Parent Representations for Exercise. In connection with the exercise of the Option, Parent shall furnish the Company with such representations and commitments with respect to the Option Shares as shall be reasonably requested by the Company in order to insure compliance with the 1933 Act.

         5. Adjustment of Shares.

                  (a) In the event that any shares of Common Stock are redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, or in the event of any exercise of stock options held by employees or directors of the Company the number of shares of Common Stock subject to the Option shall be decreased or increased, as appropriate, so that, after such redemption, repurchase, retirement or exercise or other action, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to this Option. Nothing contained in this Section 5(a) or elsewhere in this Agreement shall be deemed to authorize the Company or the Parent to redeem, repurchase or retire shares in breach of any provision of the Merger Agreement.



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                  (b) In addition to the adjustment in the number of shares of
Common Stock that are purchasable upon exercise of the Option pursuant to
Section 5(a) of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5(b). In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock the type and number of Option Shares purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Company's obligations hereunder.

         6. Repurchase of Option. If, before the expiration of the Option, there is either (i) an Acquisition Proposal which at any time becomes a Superior Acquisition Proposal (each as defined in the Merger Agreement) (regardless of whether it is consummated) or (ii) the commencement of a tender offer or exchange offer for at least 20% of the shares of Common Stock of the Company or (iii) the acquisition by any person or "group" (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended) of at least 20% of the shares (or rights to acquire shares) of Common Stock of the Company, then, in either event, for a period of 100 days after (x) such Acquisition Proposal becomes a Superior Acquisition Proposal (as defined in the Merger Agreement) or (y) such event occurs, but prior to the expiration of the Option, Parent shall be entitled to sell the Option to the Company and the Company shall be required to purchase the Option from Parent, for $6,000,000 in cash against Parent's written acknowledgment that it has surrendered all of its rights to the Option.

         7. Notice of Repurchase. If Parent determines to sell the Option to the Company, Parent shall give the Company written notice of such determination.

         8. Closing of Repurchase. The closing of the sale of the Option shall take place at the Houston offices of Winstead Sechrest & Minick P.C. in Houston, Texas at 9:30 a.m. Houston time on the 3rd business day after Parent has given the Company written notice of its intention to sell the Option to the Company.

         9. Expiration Upon Payment of Termination Fee. Notwithstanding anything to the contrary herein, the Option shall expire if the Parent shall have been paid or shall be paid the Termination Fee pursuant to Section 10.4 of the Merger Agreement.

         10. Amendment of Rights Agreement. The Company hereby agrees that immediately prior to execution of this Agreement, it shall take all necessary action under the Rights Agreement, dated as of May 24, 1990, as amended by and between the Company and American Stock Transfer & Trust Company (the "Rights Agreement"), including any required amendment thereto, so that the grant or exercise of the Option on the terms permitted hereunder and as contemplated herein will not cause (i) the rights (the "Rights") issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (ii) the Parent, or any subsidiary of the Parent, including Merger Subsidiary to be deemed a "10% Stockholder" (as defined in the



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Rights Agreement) or (iii) the "10% Stock Ownership Date" (as defined in the
Rights Agreement) to occur upon such consummation, provided, however, that the Company shall not be required to make such amendments to the Rights Agreement if, (x) the Parent has not performed or complied in all material respects with this Agreement prior to the exercise of the Option or (y) the Company obtains, and there is in force from the Delaware Court of Chancery, an order permanently, preliminarily or temporarily declaring that the making of such amendments to the Rights Agreement would be contrary to the fiduciary duties of the Board of Directors of the Company. Notwithstanding anything else contained herein, in no event shall the Board of Directors of the Company make any comparable amendment of the Rights Agreement in favor of any other person without making such amendment in favor of the Parent.

         11. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

                  (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company.

                  (b) The Company has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

         12. Representations and Warranties of the Parent. Parent hereby represents and warrants to the Company that:

                  (a) Parent has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent.

                  (b) The Option is not being, and any shares of Common Stock or other securities acquired by Parent upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.



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         13. Equitable Remedies. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

         14. Validity. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

         15. Filings; Waiting Period. Each of Parent and the Company will use commercially reasonable efforts to make all filings with, and to obtain all consents of, all governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, to promptly make or cause to be made the filings required of such party or any of its subsidiaries under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder and the expiration or termination of any prescribed waiting period.

         16. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         18. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         19. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         20. Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.



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         21. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                   HCC INSURANCE HOLDINGS, INC.

                                   /s/ STEPHEN L. WAY
                                   ---------------------------------------------
                                   By: Stephen L. Way
                                       Chairman of the Board and Chief Executive
                                        Officer


                                   THE CENTRIS GROUP, INC.


                                   /s/ DAVID L. CARGILE
                                   ---------------------------------------------
                                   By: David L. Cargile
                                       Chairman of the Board and Chief Executive
                                        Officer



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